Exhibit 107.1
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Class B common share, par value $0.01 per share	Other (2)	625,000	$6.1101	$3,818,813	$92.70 per $1,000,000	$354.00
Total Offering Amounts					$3,818,813		$354.00
Total Fee Offsets							—
Net Fee Due							$354.00

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the Liberty Latin America 2018 Incentive Plan (Amended and Restated Effective May 12, 2021) after the operation of any anti-dilution and other provisions under such plan.

(2)    Based upon the average of the bid and ask prices reported for the Registrant’s Class B common shares, par value $0.01 per share (“LILAB shares”), on the OTC Markets on July 18, 2022 (which was $6.1101), the last day on which a sale of LILAB shares occurred. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.